Exhibit 28

March 29, 2010

To Our Fellow Shareholders of Kona Grill:

We are writing to you regarding the upcoming 2010 Annual Meeting of Shareholders of Kona Grill, Inc. (NasdaqGM: KONA) scheduled to be held on Wednesday, April 28, 2010. You likely have received the company’s proxy materials asking you to re-elect three incumbents to the Board of Directors by returning the company’s white proxy card.

STOP

We strongly urge shareholders: do NOT respond to any solicitation made by the company and do NOT return a white proxy card. The Annual Meeting is one month away and you will have a choice for the leadership of Kona Grill. Even if you have already voted, you can still change your vote at any time.

LOOK

You will soon receive our definitive proxy materials including our GOLD proxy card. Mill Road Capital, L.P. has nominated three directors to the Board of Kona Grill in opposition to the company’s candidates. Our candidates are Thomas E. Lynch, Lawrence F. Harris, and Craig S. Miller. We urge you to refrain from casting your vote until you can review our definitive proxy materials.

LISTEN

Mr. Lynch, Mr. Harris, and Mr. Miller collectively have more than 8 decades of restaurant industry expertise. Our candidates have extensive experience in all aspects of the restaurant industry including operations, strategy, finance, executive management, and board leadership. Additionally, our candidates have a deep understanding of the financial markets along with a track record of service on public company boards. Two of our candidates are completely independent nominees with no affiliation with Mill Road Capital.

You deserve the opportunity to review all proxy materials and decide for yourself who will best serve your interests as shareholders. If you have any questions, please feel free to call our proxy solicitor, InvestorCom, toll-free at (877) 972-0090. We appreciate your support.

Respectfully,

Mill Road Capital, L.P.

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STOP

Do not return the company’s white proxy card – You have one month to decide

LOOK

Look for our proxy materials with the GOLD proxy card

LISTEN

Review all proxy materials and decide for yourself

Additional Information

On March 23, 2010, Mill Road Capital, L.P. filed a preliminary proxy statement on Schedule 14A for the election of its slate of nominees at the 2010 Annual Meeting of Shareholders of Kona Grill, Inc. (the “Annual Meeting”). Prior to the Annual Meeting, you will receive our definitive proxy statement together with a GOLD proxy card. SHAREHOLDERS OF KONA GRILL, INC. ARE URGED TO READ OUR DEFINITIVE PROXY STATEMENT CAREFULLY WHEN AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE SOLICITATION OF PROXIES IN SUPPORT OF OUR NOMINEES. The preliminary proxy statement is available, and our definitive proxy statement will be available, at no charge on the SEC’s website at http://www.sec.gov. In addition, InvestorCom will provide copies of our definitive proxy statement and GOLD proxy card without charge upon request. Shareholders with questions are invited to call InvestorCom at (877) 972-0090. The participants in the proxy solicitation are Mill Road Capital, L.P., Mill Road Capital GP LLC, Mill Road Capital Management LLC, Thomas E. Lynch, Scott P. Scharfman, Charles M. B. Goldman, Justin C. Jacobs, Craig S. Miller and Lawrence F. Harris.

A $100 investment in Kona Grill at the IPO was worth $23 at 12/31/2009

Note: The performance graph is as appears on page 21 of the company’s Annual Report on Form 10-K filed with the SEC on March 4, 2010.

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